OPEXA THERAPEUTICS

Precision Immunotherapy ™

Opexa Therapeutics, Inc.

NASDAQ: OPXA

July 2013
The Woodlands, TX

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-189395 July 29, 2013

EXPLANATORY NOTE: The attached pages update the corporate presentation filed as an issuer free writing prospectus on July 22, 2013:
• Slide 16, number of patients identified above the left graph for Percent Brain Volume Change at Week 52:
– n=32 corresponds with bar showing -0.04 percent brain volume change; and
– n=18 corresponds with bar showing -0.32 percent brain volume change.
[Note:  the corporate presentation prior to this update
had the patient numbers (i.e.,
n=32 and n=18) reversed.]
• Slide 16, number of patients identified below the right graph for Annualized Relapse Rate (ARR) at Week 52:
– n=32 corresponds with bar showing 0.28 ARR; and
– n=18 corresponds with bar showing 0.63 ARR.
[Note:  the corporate presentation prior to this update
had the patient numbers (i.e.,
n=32 and n=18) reversed.]
• Slide 17, ARR below the middle graph is > 1. [Note: the corporate presentation prior to this update reflected
“>1” rather than “>1.”]
• Slide 22, 65 patients were enrolled in the Abili-T trial at July 19, 2013. [Note: the corporate presentation prior to this update reflected 53 patients enrolled at June 14, 2013.]

OPEXA THERAPEUTICS

n=32
n=18
0
-0.05
-0.1
-0.15
-0.2
-0.25
-0.3
-0.35
Brain volume change (%)
-0.04
-0.32
88%
Tcelna
Placebo

2.45
2.4
2.35
2.3
2.25
2.2
2.15
2.1
EDSS Score (Mean)
2.4
2.39
2.23
2.2
(p=0.045)
Baseline
Week 52
Tcelna
Placebo

0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
ARR (relapses/patient/yr)
55%
0.63
0.28
n=32
n=18
Tcelna
Placebo

TERMS Study - Prospective Analysis in
More Active or Progressive Patients
Sub-population of patients (n=50) with more progressed/active disease profile (baseline
ARR >1) most closely mirrors SPMS patients
88% Reduction in
Brain Atrophy
Percent Brain Volume Change
at Week 52
Statistically Significant
Improvement in Disability (p=0.045)
55% Reduction in ARR
Annualized Relapse Rate (ARR)
at Week 52
Change in Disability (EDSS)
at Week 52
These Data
Support Phase
IIb Program in SPMS

TERMS Study - Subgroup Analysis
in Patients Naïve to DMT
Annualized relapse rate in DMT naïve populations.  ARR in placebo subjects without previous disease modifying treatment (DMT) experience reflects relapse rates commonly seen in other placebo controlled trials in MS. In this subpopulation, treatment with
Tcelna™
resulted in a 56–73% reduction  in ARR compared with  placebo.
64% Reduction
p=0.046
73% Reduction
p=0.009
56% Reduction
p=0.060
n=25 n=45 n=8 n=16 n=28 n=53
mITT ARR > 1 ARR>1
Tcelna
Placebo
0
0.2
0.4
0.6
0.8
1
1.2
1.4
0.21
0.18
0.31
0.48
0.5
1.18

Abili-T : Landmark trial in SPMS
•
Abili-T Phase IIb clinical trial in SPMS is ongoing
– Double-blind, 1:1 randomized, placebo-controlled
– Inclusion criteria: Secondary Progressive MS with EDSS of 3 to 6
– 65 patients enrolled at July 19, 2013
– Immune Monitoring program conducted on a blinded basis
•
Fast Track designation granted by FDA for Tcelna in SPMS
•
180 Patients expected to be enrolled
– SPMS population
– 30 sites in USA and Canada
•
2 annual courses of personalized therapy